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Investors:Media:
Melissa Trombetta                Kathleen Bark
+1 914-641-2030                +1 914-641-2103
melissa.trombetta@itt.com            kathleen.bark@itt.com

ITT elects Timothy H. Powers to its Board of Directors

WHITE PLAINS, N.Y., Feb. 26, 2015 - ITT Corporation (NYSE: ITT) announced today that it has elected Timothy H. Powers to its Board of Directors. Powers, 66, is the former chairman, president and chief executive officer of Hubbell Inc., a global manufacturer of quality electrical and electronic products for a broad range of non-residential and residential construction, industrial and utility applications.

Powers formerly served as senior vice president and chief financial officer for Hubbell; executive vice president, finance and business development, Americas Region, at ABB Inc.; and vice president and corporate controller at BBC Brown Boveri Inc.

“We are extremely pleased to have Tim join our Board of Directors,” said ITT Chief Executive Officer and President Denise Ramos. “With his deep insight in the areas of management, strategic planning, and mergers and acquisitions in the manufacturing industry, he will bring a valuable perspective that will help us continue to drive growth and deliver value to shareowners.”

Powers is also a member of the board of directors of MeadWestvaco Corp.

About ITT

ITT is a diversified leading manufacturer of highly engineered critical components and customized technology solutions for the energy, transportation and industrial markets. Building on its heritage of innovation, ITT partners with its customers to deliver enduring solutions to the key industries that underpin our modern way of life. Founded in 1920, ITT is headquartered in White Plains, N.Y., with employees in more than 35 countries and sales in a total of approximately 125 countries. The company generated 2014 revenues of $2.7 billion. For more information, visit www.itt.com.

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